EXHIBIT 5
Kutak Rock LLP
January 31, 2007
Board of Directors
Lindsay Corporation
2707 North 108th Street, Suite 102
Omaha, Nebraska 68164
Re:	Lindsay Corporation Registration Statement on Form S-8 for up to 350,000 Shares of Common Stock Issuable pursuant to Employment Agreement with Richard W. Parod
Gentlemen:
     We have acted as counsel to Lindsay Corporation (the “Company”) in connection with the filing of the registration statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the 350,000 shares of the Company’s common stock, $1.00 par value per share (the “Common Stock”), issuable pursuant to the Company’s Employment Agreement with Richard W. Parod, dated March 8, 2000, as amended (the “Employment Agreement”).
     This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K. In rendering the opinion expressed below, we have reviewed such matters, documents and law as we have deemed necessary for purposes of this opinion. Based on and subject to the foregoing, it is our opinion that the shares of Common Stock, when issued in accordance with the terms of the Employment Agreement, will be legally issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Common Stock.

Very truly yours,
/s/ KUTAK ROCK LLP